Exhibit 99.1
Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Reports Third Quarter 2017 Results
Sales of $245.1 million with E.P.S. of $1.10 (Adjusted E.P.S. of $1.02)

ALPHARETTA, GEORGIA — November 7, 2017 — Neenah Paper, Inc. (NYSE:NP) today reported 2017 third quarter results.

Third Quarter Highlights

•	Revenue of $245.1 million increased 5 percent, or $12.2 million, from $232.9 million in the prior year.

•	Operating income of $29.0 million increased 8 percent, or $2.1 million, from $26.9 million in the prior year.

•	Earnings per diluted share (E.P.S.) of $1.10 increased 16 percent from $0.95 per share in 2016.

•
On an adjusted basis, E.P.S. of $1.02 in 2017 increased 3 percent from $0.99 in 2016. Adjusted E.P.S. excluded $0.12 per share in 2017 for net proceeds from an insurance settlement, and acquisition, integration, and restructuring costs of $0.04 per share in both years.

•	Cash generated from operations of $36.2 million decreased from $40.6 million in 2016 while capital spending of $8.0 million in the quarter decreased from $20.8 million in the third quarter of 2016.

•
A binding agreement was signed to acquire Coldenhove, a Netherlands-based performance materials company and leader in digital transfer media, with annual sales of $45 million. Closing occurred on November 1, with a payment of $45 million.

•	Quarterly cash dividends of $0.37 per share were paid, a 12% increase compared to the prior year period.

“Adjusted earnings” is a non-GAAP measure used to improve understanding and comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

"It continues to be an eventful year at Neenah. Our team delivered solid financial results in the quarter, led by volume-driven organic gains in Technical Products. With an eye towards future growth, we recently acquired Coldenhove, further expanding the growth rate and size of our performance materials portfolio, and also added to our capabilities with the purchase of a laminator, uniquely positioned to support our double-digit growth rate in premium packaging," said John O’Donnell, Chief Executive Officer.  "Finally, development of our new North American filtration capacity continues to progress, as our focus moves from asset start-up to market acceptance, and working with customers to get their grades qualified.  As we approach the end of the year, our market and financial positions are in great shape, our growth strategies extremely active, and our commitment towards delivering the value our shareholders expect remains unwavering.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 5 percent to $245.1 million in the third quarter of 2017 compared with $232.9 million in the third quarter of 2016. Higher revenues were primarily due to volume-driven increases in Technical Products, as well as favorable currency effects and modest growth in Fine Paper and Packaging due to higher average selling prices. On a constant currency basis, consolidated net sales grew 4 percent.

Selling, general and administrative (SG&A) expense of $21.4 million in the third quarter of 2017 increased slightly from $21.0 million in the prior year.

Operating income of $29.0 million in 2017 increased 8 percent from $26.9 million in 2016. The increase was primarily due to volume growth and improved operational efficiencies in Technical Products, as well as proceeds from an insurance settlement and benefits from currency effects. These favorable variances were partially offset by expected start-up losses in the US filtration business and higher input and transportation costs.  Excluding acquisition, integration, and restructuring costs of $0.9 million in both 2017 and 2016, and net proceeds from an insurance settlement of $3.2 million in 2017, adjusted operating income of $26.7 million decreased from $28.1 million in 2016, as increased Technical Products operating income was offset by higher costs for the US filtration business and in Fine Paper & Packaging.

Net interest expense of $3.2 million in the third quarter of 2017 increased from $2.7 million in the third quarter of 2016 as a result of interest expense capitalized in 2016 for the U.S. filtration project, as well as higher rates and additional short term borrowings in 2017.

The effective income tax rate of 27 percent in the third quarter of 2017 decreased from 32 percent in the third quarter of 2016. The 2017 rate was reduced following the Company's assertion as of June 30, 2017 that it will not repatriate foreign earnings.

Income from continuing operations of $18.8 million increased 15 percent compared with $16.4 million in the third quarter of 2016. Higher income resulted from increased operating income and benefits from the lower tax rate.

Cash Flow and Balance Sheet Items

Cash provided from operations in the third quarter of 2017 was $36.2 million compared with $40.6 million in the third quarter of 2016. Decreased cash generation in 2017 resulted from an increased investment in working capital, largely accounts receivable, that offset higher income.

Capital spending of $8.0 million in the third quarter of 2017 compared to $20.8 million in the prior year, during which spending was being concluded for the U.S. filtration capacity expansion. In addition, in the third quarter of 2017 a laminating asset was acquired for $8.0 million to support continued growth in premium packaging.

Debt as of September 30, 2017 was $222.9 million compared to $220.8 million as of June 30, 2017. Cash and cash equivalents as of September 30, 2017 were $24.2 million compared to $9.2 million as of June 30, 2017.

Quarterly Segment Results

Technical Products net sales of $125.9 million increased 10 percent, from $114.1 million in the prior year. Revenue growth resulted from increased volumes for backings, label and filtration, as well as higher average selling prices and favorable currency exchange effects due to a stronger euro. On a constant currency basis, net sales increased 8 percent.

Operating income of $15.6 million in the third quarter of 2017 increased 11 percent, or $1.5 million, compared with prior year income of $14.1 million. Increased income resulted primarily from higher sales volumes, improved operational efficiencies, higher average selling prices and favorable currency effects. In addition, costs were lower due to the annual filtration maintenance down in Germany being deferred to the fourth quarter. These items more than offset costs during the U.S. filtration start-up phase and rising input prices. Operating income in 2016 included $0.1 million of integration and restructuring costs.

Fine Paper & Packaging net sales of $113.3 million in the third quarter of 2017 increased slightly from $112.9 million in the prior year. Growth resulted from higher average selling prices, which offset lower shipping volumes. Volumes declined primarily for lower-priced, non-branded grades, which also contributed to a higher priced sales mix.

Operating income of $17.8 million in the third quarter of 2017 increased $0.5 million from $17.3 million in the prior year. Operating income in 2017 included benefits from an insurance settlement of $2.9 million that was largely offset by increased transportation and input costs, and lower operating efficiencies. Excluding the insurance settlement in 2017 and integration and restructuring costs of $0.3 million for 2016, adjusted operating income of $14.9 million decreased from $17.6 million in 2016.

Unallocated Corporate costs in the third quarter of 2017 were $4.6 million, consistent with the prior year period. In 2017 and 2016, costs included $0.9 million and $0.8 million, respectively, for acquisition, integration and restructuring.

Year-to-Date

Consolidated net sales of $735.9 million for the nine months ended September 30, 2017 were $14.9 million higher than the prior year as a result of volume-driven growth in both Technical Products and Fine Paper and Packaging which was only partially offset by unfavorable currency effects and a decline in sales of Other products (primarily related to datebooks, diaries and yearbooks).

Consolidated operating income of $85.2 million for the nine months ended September 30, 2017 decreased $7.0 million from the prior year period.  The decline was primarily due to higher losses resulting from the U.S. filtration business start-up and ramp-

up phase, as well as increased input and transportation costs, and a lower value mix in Fine Paper & Packaging. These items were only partially offset by higher volumes and selling prices, proceeds from an insurance settlement, improved operational efficiencies and lower SG&A spending. Excluding acquisition, integration, and restructuring costs of $0.9 million for 2017 and $3.7 million for 2016, and proceeds of an insurance settlement of $3.2 million for 2017, adjusted operating income of $82.9 million decreased $13.0 million from $95.9 million in 2016. This decrease was primarily due to filtration start-up costs, and increased input and transportation costs which were not fully offset by higher selling prices.

Net income from continuing operations of $61.4 million in 2017 increased 8 percent compared with $57.0 million in 2016 as a result of lower tax expense that was only partly offset by reduced operating income and higher interest expense. In addition to benefits in 2017 from the assertion not to repatriate foreign earnings, lower tax rates in 2017 include benefits from timing of excess tax benefits related to stock compensation.

Year to date earnings per diluted common share from continuing operations of $3.58 increased 8 percent from $3.30 in 2016. After excluding costs of $0.24 per share in 2017 for prior year tax adjustments related to the indefinite reinvestment assertion, $0.04 per share in 2017 and $0.13 per share in 2016 for acquisition, integration, and restructuring, and $0.12 per share in 2017 for an insurance settlement, year-to-date adjusted earnings per share in 2017 and 2016 were $3.26 and $3.43, respectively.

Cash provided by operating activities of $81.6 million for the nine months ended September 30, 2017 was $16.1 million lower than $97.7 million in the prior year period.  The unfavorable comparison was primarily due to an increased investment in working capital, largely in accounts receivable.

Capital expenditures for the nine months ended September 30, 2017 were $27.2 million compared to $49.4 million in the prior year period during which spending was being concluded for the U.S. filtration capacity expansion. For 2017, full year capital expenditures are expected to be within a targeted range of 3 to 5 percent of net sales.

Debt as of September 30, 2017 of $222.9 million was $2.0 million lower compared with $220.9 million as of December 31, 2016. Cash and cash equivalents of $24.2 million as of September 30, 2017 increased $21.1 million compared with cash and cash equivalents of $3.1 million as of December 31, 2016.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	Third Quarter		YTD
$ millions	2017	2016	2017	2016
GAAP Operating Income	$29.0	$26.9	$85.2	$92.2
Acquisition/Integration/Restructuring costs	0.9	1.2	0.9	3.7
Insurance settlement	(3.2)	—	(3.2)	—
Adjusted Operating Income	$26.7	$28.1	$82.9	$95.9

GAAP Income	$18.8	$16.4	$61.4	$57.0
Prior year tax adjustment	—	—	(4.1)	—
Acquisition/Integration/Restructuring costs	0.6	0.7	0.6	2.2
Insurance settlement	(2.0)	—	$(2.0)	—
Adjusted Income	$17.4	$17.1	$55.9	$59.2

GAAP Earnings per Diluted Common Share	$1.10	$0.95	$3.58	$3.30
Prior year tax adjustment	—	—	(0.24)	—
Acquisition/Integration/Restructuring costs	0.04	0.04	0.04	0.13
Insurance settlement	(0.12)	—	(0.12)	—
Adjusted Earnings per Share	$1.02	$0.99	$3.26	$3.43

Diluted Shares	16,974	17,088	17,034	17,068

Conference Call

A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, November 8, 2017
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 870-4263 Toll Free or (412) 317-0790 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the company’s web site, www.neenah.com.

An archive of the webcast will be available on the company's web site until December 7, 2017. A replay of the call will be available until November 15, 2017 dial-in number with the U.S is (877) 344-7529, Canada (855) 669-9658, and international (412) 317-0088, using conference ID 10113434.

About Neenah

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$245.1	$232.9	$735.9	$721.0
Cost of products sold	197.1	183.7	582.3	553.0
Gross profit	48.0	49.2	153.6	168.0
Selling, general and administrative expenses	21.4	21.0	70.9	71.8
Acquisition/integration/restructuring costs	0.9	1.2	0.9	3.7
Insurance settlement	(3.2)	—	(3.2)	—
Other (income) expense - net	(0.1)	0.1	(0.2)	0.3
Operating income	29.0	26.9	85.2	92.2
Interest expense - net	3.2	2.7	9.4	8.3
Income from continuing operations before income taxes	25.8	24.2	75.8	83.9
Provision for income taxes	7.0	7.8	14.4	26.9
Income from continuing operations	18.8	16.4	61.4	57.0
Loss from discontinued operations, net of income taxes	—	—	—	(0.4)
Net income	$18.8	$16.4	$61.4	$56.6

Earnings Per Common Share
Basic
Continuing operations	$1.11	$0.97	$3.63	$3.36
Discontinued operations	—	—	—	(0.02)
Basic	$1.11	$0.97	$3.63	$3.34
Diluted
Continuing operations	$1.10	$0.95	$3.58	$3.30
Discontinued operations	—	—	—	(0.02)
Diluted	$1.10	$0.95	$3.58	$3.28

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,811	16,771	16,794	16,774
Diluted	16,974	17,088	17,034	17,068

NEENAH PAPER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Sales:
Technical Products	$125.9	$114.1	$375.1	$362.1
Fine Paper and Packaging	113.3	112.9	343.3	340.4
Other	5.9	5.9	17.5	18.5
Consolidated	$245.1	$232.9	$735.9	$721.0

Operating Income:
Technical Products	$15.6	$14.1	$44.1	$53.4
Fine Paper and Packaging	17.8	17.3	55.6	53.2
Other	0.2	0.1	0.1	0.1
Unallocated corporate costs	(4.6)	(4.6)	(14.6)	(14.5)
Consolidated	$29.0	$26.9	$85.2	$92.2

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Technical Products
GAAP Operating Income	$15.6	$14.1	$44.1	$53.4
Integration/Restructuring Costs	—	0.1	—	0.6
Adjusted Operating Income	15.6	14.2	44.1	54.0

Fine Paper and Packaging
GAAP Operating Income	17.8	17.3	55.6	53.2
Integration/Restructuring Costs	—	0.3	—	1.1
Insurance Settlement	(2.9)	—	(2.9)	—
Adjusted Operating Income	14.9	17.6	52.7	54.3

Other/Unallocated Corporate
GAAP Operating Income	(4.4)	(4.5)	(14.5)	(14.4)
Acquisition/Integration/Restructuring Costs	0.9	0.8	0.9	1.4
Insurance Settlement	(0.3)	—	(0.3)	—
Adjusted Operating Income	(3.8)	(3.7)	(13.9)	(13.0)

Consolidated
GAAP Operating Income	29.0	26.9	85.2	92.2
Acquisition/Integration/Restructuring Costs	0.9	1.2	0.9	3.7
Insurance Settlement	(3.2)	—	(3.2)	—
Adjusted Operating Income	$26.7	$28.1	$82.9	$95.9

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$24.2	$3.1
Accounts receivable - net	122.7	96.5
Inventories	124.3	116.3
Prepaid and other current assets	17.4	20.4
Total Current Assets	288.6	236.3
Property, Plant and Equipment - net	381.4	364.6
Deferred Income Taxes	10.1	6.1
Goodwill and Other Intangibles - net	147.8	144.4
Other Noncurrent Assets	18.9	14.2
Total Assets	$846.8	$765.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$1.3	$1.2
Accounts payable	60.9	55.6
Accrued expenses	52.2	51.2
Total Current Liabilities	114.4	108.0
Long-term Debt	221.6	219.7
Deferred Income Taxes	20.8	10.1
Noncurrent Employee Benefits	86.3	86.7
Other Noncurrent Obligations	6.8	2.8
Total liabilities	449.9	427.3
Stockholders’ Equity	396.9	338.3
Total Liabilities and Stockholders’ Equity	$846.8	$765.6

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net income	$61.4	$56.6
Depreciation and amortization	24.3	24.0
Stock-based compensation	4.3	4.4
Deferred income tax provision	4.4	10.4
Non-cash effects of changes in liabilities for uncertain income tax positions	0.2	—
Increase in working capital	(12.2)	4.7
Pension and other postretirement benefits	(1.1)	(2.3)
Other	0.3	(0.1)
Net cash provided by operating activities	81.6	97.7

Investing Activities
Capital expenditures	(27.2)	(49.4)
Asset acquisition	(8.0)	—
Purchase of marketable securities	—	(0.1)
Other	(0.3)	—
Cash used in investing activities	(35.5)	(49.5)

Financing Activities
Long-term borrowings-net of debt issuance costs	212.3	185.9
Repayment of debt	(212.1)	(206.3)
Cash dividends paid	(18.9)	(16.8)
Shares purchased	(7.0)	(8.0)
Proceeds from exercise of stock options	0.4	0.3
Cash used in financing activities	(25.3)	(44.9)

Effect of exchange rates on cash and cash equivalents	0.3	(0.2)
Net increase in cash and cash equivalents	21.1	3.1
Cash and cash equivalents, beginning of the year	3.1	4.2
Cash and cash equivalents, end of period	$24.2	$7.3